Exhibit 99.1

Dyadic Announces Expanded Licensing Agreement to Develop and Commercialize Vaccines and Biologics for African Continent

JUPITER, FL (GLOBE NEWSWIRE) April 12, 2023 -- Dyadic International, Inc. (“Dyadic”, “we”, “us”, “our”, or the “Company”) (NASDAQ: DYAI), a global biotechnology company focused on building innovative microbial protein production platforms to address the growing demand for global protein bioproduction and unmet clinical needs for effective, affordable and accessible biopharmaceutical products for human and animal health, today announced it signed an expanded licensing agreement for its C1-cell protein expression platform with South Africa’s Rubic One Health (“Rubic”) to develop, manufacture, commercialize and distribute affordable vaccines and biologics for human and animal health in underserved African countries.

●	Prior agreement established co-development basis for researching, developing, and manufacturing multiple other C1 produced COVID-19 vaccines, including DYAI-100
●	Expands license to include vaccines and therapeutic proteins beyond COVID-19 for both human and animal health markets
●	Dyadic will receive certain marketing rights and other compensation, including milestones and royalty payments, from Rubic

“In our initial 2021 agreement with Rubic, Dyadic successfully transferred the C1 platform technology for the discovery, development, manufacturing, and distribution of C1 produced vaccines and biologics, such as monoclonal antibodies. We’ve since progressed to the ongoing Phase 1 first in human trial for the DYAI-100 recombinant RBD booster vaccine candidate for COVID-19, which has facilitated the expansion of our licensing agreement with Rubic. The expanded agreement provides Rubic with the ability to broaden its potential to commercialize both human and animal health products for Africa using our C1 technology.  Our collaborators continue to observe the advantages of the C1 protein production platform, which include accelerated development timelines, improved productivity, and lower manufacturing costs,” stated Mark Emalfarb, Dyadic’s CEO.

“Rubic’s mission is to develop a solution for the discovery, development, evaluation and manufacture of high-quality, cost-effective, human and animal vaccines and therapeutic proteins, for distribution primarily in the African markets,” said Dr. Julian Naidoo, CEO of Rubic One Health.

“It is imperative that African nations acquire and commercialize technology and manufacturing capabilities necessary to deploy preventative and therapeutic treatments for broad populations, both affordably and timely. Expanding our partnership with Dyadic affords Rubic increased capabilities to rapidly develop, manufacture and distribute a broader portfolio of high-quality human and animal health vaccines and biologic drugs, without the need for extreme temperature control requirements, more efficiently, in less time, and at an affordable cost. This agreement will help Rubic achieve its strategic goal of providing an end-to-end solution for vaccine and drug development, production and distribution, for the African continent.” concluded Dr. Julian Naidoo.

About Rubic One Health

Rubic One Health is made up of promoters of a project representing public health, medical, academia, vaccine technology, technology transfer and economic sectors. Development and implementation of vaccine technologies is overseen by leading academics directed by the University of the Witwatersrand, Johannesburg (Wits) academic team, with the support of Wits Health Consortium (WHC), a wholly owned company of Wits. The Consortium has a long track record in the fields of vaccinology, public health medicine, clinical trials, research, technology transfer, project management and health economics. This entity coordinates the project, ensuring a synergistic outcome between the components of drug discovery/research and manufacture. It is also responsible for overseeing the strategic and operational direction of each project to ensure that each project moves forward in a sustainable, Afro-centric manner, rooted in public good. Please visit Rubic One Health’s website at http://www.rubiconehealth.co.za for additional information.

About DYAI-100

DYAI-100, also known as C1-SARS-CoV-2 RBD vaccine, is a novel receptor-binding domain (RBD) recombinant protein booster vaccine candidate, highly expressed in Dyadic's proprietary C1-cell protein production platform for the prevention of COVID-19. The C1-SARS-CoV-2 RBD vaccine drug product consists of the SARS-CoV-2 RBD adjuvanted with Alhydrogel 85® 2%.

About Dyadic International, Inc.

Dyadic International, Inc. is a global biotechnology company focused on building innovative microbial platforms to address the growing demand for global protein bioproduction and unmet clinical needs for effective, affordable, and accessible biopharmaceutical products and alternative proteins for human and animal health.

Dyadic’s gene expression and protein production platforms are based on the highly productive and scalable fungus Thermothelomyces heterothallica (formerly Myceliophthora thermophila). Our lead technology, C1-cell protein production platform, is based on an industrially proven microorganism (named C1), which is currently used to speed development, lower production costs, and improve performance of biologic vaccines and drugs at flexible commercial scales for the human and animal health markets. Dyadic has also developed the Dapibus™ filamentous fungal based microbial protein production platform to enable the rapid development and large-scale manufacture of low-cost proteins, metabolites, and other biologic products for use in non-pharmaceutical applications, such as food, nutrition, and wellness.

With a passion to enable our partners and collaborators to develop effective preventative and therapeutic treatments in both developed and emerging countries, Dyadic is building an active pipeline by advancing its proprietary microbial platform technologies, including our lead asset DYAI-100 COVID-19 vaccine candidate, as well as other biologic vaccines, antibodies, and other biological products.

To learn more about Dyadic and our commitment to helping bring vaccines and other biologic products to market faster, in greater volumes and at lower cost, please visit http://www.dyadic.com.

Safe Harbor Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding Dyadic International’s expectations, intentions, strategies, and beliefs pertaining to future events or future financial performance, such as the success of our clinical trial and interest in our protein production platforms, our research projects and third-party collaborations, as well as the availability of necessary funding. Actual events or results may differ materially from those in the forward-looking statements because of various important factors, including those described in the Company’s most recent filings with the SEC. Dyadic assumes no obligation to update publicly any such forward-looking statements, whether because of new information, future events or otherwise. For a more complete description of the risks that could cause our actual results to differ from our current expectations, please see the section entitled “Risk Factors” in Dyadic’s annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC, as such factors may be updated from time to time in Dyadic’s periodic filings with the SEC, which are accessible on the SEC’s website and at www.dyadic.com.

Contact:

Dyadic International, Inc.

Ping W. Rawson

Chief Financial Officer

Phone: (561) 743-8333

Email: ir@dyadic.com